Exhibit 5.1

August 4, 2015

Adeptus Health Inc.

2941 Lake Vista Drive

Lewisville, Texas 75067

Ladies and Gentlemen:

We have acted as counsel to Adeptus Health Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-205753) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale thereunder of shares of Class A common stock of the Company, par value $0.01 per share (the “Common Stock”).  This opinion relates to the sale by the Company and SCP III AIV THREE-FCER Conduit, L.P. (the “Selling Stockholder”) of an aggregate of 3,910,000 shares (the “Shares”) of Common Stock pursuant to an Underwriting Agreement, dated July 29, 2015 (the “Underwriting Agreement”), among the Company, the Selling Stockholder and the underwriters named therein.

We have examined the Registration Statement as it became effective under the Securities Act; the Company’s base prospectus, dated July 20, 2015 (the “Base Prospectus”), as supplemented by the final prospectus supplement, dated July 29, 2015 (together with the Base Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act; the Amended and Restated Certificate of Incorporation of the Company, which has been filed with the Commission and incorporated by reference as an exhibit to the Registration Statement; and the Underwriting Agreement.  We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP